Exhibit 99.2

FELCOR CLOSES SALE OF CONVERTIBLE PREFERRED STOCK

     IRVING, Texas...August 23, 2004 — FelCor Lodging Trust Incorporated (NYSE: FCH), the nation’s second largest hotel real estate investment trust (REIT), today announced that it has completed the sale of 2,300,000 shares of its $1.95 Series A Cumulative Convertible Preferred Stock. The number of shares sold reflects the exercise by the underwriters of the entire over-allotment option granted to them in the underwriting agreement. The shares were sold at a price of $23.22 per share, which included accrued dividends of $0.28 per share through August 22, 2004, resulting in proceeds to FelCor of approximately $52 million. The proceeds, together with excess cash, will be used to redeem $60 million aggregate principal amount of its 9.5% Senior Notes due 2008, which currently bear interest at an annual rate of 10%. The notice of redemption was delivered to the trustee for the notes today, providing for a redemption date of September 22, 2004.

     The new shares, together with FelCor’s previously outstanding $1.95 Series A Cumulative Convertible Preferred Stock, are listed on the New York Stock Exchange under the symbol “FCHPRA.”

     This offering was made through Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc., acting as joint lead managers and joint bookrunners.

     “We are very pleased with the market’s interest in this offering of preferred stock at an effective yield of 8.5%, which enabled the underwriters to exercise their over-allotment option in full. This offering and the anticipated redemption of $60 million aggregate principal amount of our 2008 Senior Notes with the proceeds and excess cash, will provide added strength to our balance sheet and improve our coverage ratios,” said Andrew J. Welch, FelCor’s Senior Vice President and Treasurer.

     FelCor is the nation’s second largest lodging REIT and the largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 150 hotels, located in 33 states and Canada. FelCor owns 70 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels® and Doubletree Guest Suites® hotels in the U.S. FelCor’s portfolio also includes 70 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on FelCor’s Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:

Andrew J. Welch, Senior Vice President and Treasurer	(972) 444-4982	awelch@felcor.com
Stephen Schafer, Vice President, Investor Relations	(972) 444-4912	sschafer@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com

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